EXHIBITS 5.1 & 23.2

February 16, 2006

Board of Directors

Apollo Resources International, Inc.

3001 Knox Street, Suite 407

Dallas, Texas  75205

                    RE: Registration Statement on Form SB-2

Gentlemen:

We are acting as counsel for Apollo Resources International, Inc., a Utah corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of up to 25,558,916 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).  An amendment to the Registration Statement on Form SB-2 (the “Registration Statement”) covering the offering and sale of the Shares is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified, conformed or photostatic copies of the Company’s (a) Restated Articles of Incorporation, as amended to date; (b) Bylaws; and (c) records of all corporate proceedings relating to the Registration Statement.  We have also examined such matters of law and such certificates, documents and records of public officials and of the Company as we have deemed necessary for the purpose of rendering the opinions set forth below.  In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based solely upon the foregoing, and limited in all respects to the corporate laws of the State of Utah and the federal laws of the United States of America, it is our opinion that (i) the Shares held by the selling shareholders have been duly authorized, and are validly issued, fully paid and nonassessable, and (ii)  the Shares issuable upon conversion of the convertible promissory notes and upon exercise of the common stock purchase warrants have been duly authorized, and when issued in the manner described in the Registration Statement against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Scheef & Stone, LLP